Exhibit 99.B(d)(1)(A)(iii)

Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

May 1, 2008

ING Investors Trust

7337 E. Doubletree Ranch Rd.

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to our letter agreements dated April 29, 2005 and June 1, 2005, we have reduced our annual investment management fees for ING Capital Guardian U.S. Equities Portfolio, ING JPMorgan Small Cap Core Equity Portfolio, ING UBS U.S. Allocation Portfolio, and ING Van Kampen Capital Growth Portfolio (the “Portfolios”) by amounts corresponding to the April 29, 2005 and June 1, 2005 sub-advisory fee reductions by Capital Guardian Trust Company, J.P. Morgan Investment Management Inc., UBS Global Asset Management (Americas) Inc., and Morgan Stanley Investment Management Inc. d/b/a Van Kampen, respectively (the “Reductions”).

The Reductions are calculated as follows:

Reduction = 50% x (the savings to Directed Services LLC from the April 29, 2005 and June 1, 2005 expense reductions)

By this letter, we agree to continue the Reductions for the period May 1, 2008 through May 1, 2009.

Please indicate your agreement to these Reductions by executing below in the place indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Vice President
Directed Services LLC

Agreed and Accepted:
ING Investors Trust
(on behalf of the Portfolios)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President